UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported):  January 24, 2013

THERAVANCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-30319 (Commission File Number)	94-3265960 (I.R.S. Employer Identification Number)

901 Gateway Boulevard
South San Francisco, California 94080
(650) 808-6000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 24, 2013, Theravance, Inc. (“Theravance”) completed its previously announced underwritten public offering of $287.5 million aggregate principal amount of 2.125% Convertible Subordinated Notes due 2023 (the “Notes”), which included the underwriters’ full exercise of their option to purchase an additional $37.5 million aggregate principal amount of Notes. The Notes were issued pursuant to an Indenture dated as of January 24, 2013 between Theravance and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”).  A copy of the Indenture is attached hereto as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference, and the following summary is qualified in its entirety by the full text of the Indenture and the form of Note included therein.

The Notes will bear interest at the rate of 2.125% per annum. Interest on the Notes is payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2013. The Notes will mature on January 15, 2023.

The Notes are convertible, at the option of the holder, at any time prior to the close of business on the second business day immediately preceding the stated maturity date, into shares of Theravance common stock at an initial conversion rate of 35.9903 shares per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $27.79 per share.  The conversion rate is subject to adjustment.

Holders of Notes may require Theravance to repurchase some or all of their Notes upon the occurrence of a fundamental change at 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date. In addition, if certain fundamental changes occur, Theravance may be required in certain circumstances to increase the conversion rate for any Notes converted in connection with such fundamental change by a specified number of shares of Theravance common stock.  Theravance may not redeem the Notes prior to their stated maturity date.

The Notes will be Theravance’s general unsecured obligations and will be subordinated in right of payment to all of its existing and future senior indebtedness and equal in right of payment to all of its existing and future subordinated indebtedness, including Theravance’s 3% convertible subordinated notes due 2015.

The Indenture contains customary terms and covenants that upon certain events of default occurring and continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of the Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency relating to Theravance, the principal amount of the Notes together with any accrued and unpaid interest through the occurrence of such event shall automatically become and be immediately due and payable.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 8.01. Other Events.

On January 24, 2013, Theravance issued a press release announcing the closing of its offering of the Notes. A copy of Theravance’s press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture dated as of January 24, 2013 by and between Theravance, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee.

4.2	Form of 2.125% Convertible Subordinated Note Due 2023 (included in Exhibit 4.1).

99.1	Press Release of Theravance, Inc. dated January 24, 2013.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERAVANCE, INC.

Date: January 25, 2013	By:	/s/ Michael W. Aguiar
Michael W. Aguiar
Chief Financial Officer

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